EXHIBIT 3.1

THIS COMPOSITE ARTICLES OF INCORPORATION OF MEDNAX, INC. (THE “CORPORATION”) REFLECTS THE PROVISIONS OF THE CORPORATION’S AMENDED AND RESTATED ARTICLES OF INCORPORATION AS AMENDED AND RESTATED ON DECEMBER 29, 2008, AND ALL AMENDMENTS THERETO FILED WITH THE FLORIDA SECRETARY OF STATE THEREAFTER ON OR PRIOR TO DECEMBER 16, 2013, BUT IS NOT AN AMENDMENT AND/OR RESTATEMENT THEREOF.

COMPOSITE ARTICLES OF INCORPORATION

OF

MEDNAX, INC.

ARTICLE I

The name of the corporation is Mednax, Inc. (hereinafter called the “Corporation”).

ARTICLE II

The Corporation’s mailing address and the address of the Corporation’s principal office is 1301 Concord Terrace, Sunrise, Florida 33323.

ARTICLE III

The Corporation is to have perpetual existence.

ARTICLE IV

The Corporation may engage any or all lawful activities or business permitted by a corporation under the laws of the State of Florida.

ARTICLE V

These Amended and Restated Articles of Incorporation shall be effective upon filing with the Secretary of State of the State of Florida.

ARTICLE VI

The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is 201,000,000, consisting of (i) 200,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Effective automatically as of 5:00 P.M., Eastern Time, on December 19, 2013, each issued and outstanding share of the Corporation’s Common Stock, par value $0.01 per share, shall be divided into two (2) validly issued, fully paid and nonassessable shares of Common Stock reflecting a two (2) for one (1) stock split.

The designations and the preferences, limitations and relative rights of the Preferred Stock and the Common Stock of the Corporation are as follows:

A.	Provisions Relating to the Preferred Stock.

1. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors (the “Board”) as hereinafter prescribed.

2. Authority is hereby expressly granted to and vested in the Board to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock, and, with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a) whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

(b) the number of shares to constitute the class or series and the designations thereof;

(c) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

(d) whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which such shares shall be redeemable and the manner of redemption;

(e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(f) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(h) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) such other special rights and protective provisions with respect to any class or series as the Board may deem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

B.	Provisions Relating to the Common Stock.

1. Except as otherwise required by law or as may be provided by the resolutions of the Board authorizing the issuance of any class or series of Preferred Stock, as hereinabove provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

2. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board, out of funds legally available therefor, dividends payable in case, stock or otherwise.

3. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.

C.	General Provisions.

1. Except as may be provided by the resolutions of the Board authorizing the issuance of any class or series of Preferred Stock, as hereinabove provided, cumulative voting by any shareholder is hereby expressly denied.

2. No shareholder of the Corporation shall have, by reason of its holding shares of any class or series of stock of the Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of the Corporation now or hereafter to be authorized, and any other equity securities, or any notes, debentures, warrants, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend, voting or other rights of such shareholder.

ARTICLE VII

A.     Number and Term of Directors. The Corporation’s Board shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the Corporation’s Bylaws. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

B.     Director Vacancies; Removal. Whenever any vacancy on the Board shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of directors, or otherwise, only a majority of directors in office, although less than a quorum of the entire Board, may fill the vacancy or vacancies for the balance of the unexpired term of terms, at which time a successor or successors shall be duly elected by the shareholders and qualified. Shareholders shall not, and shall have no power to, fill any vacancy on the Board. Shareholders may remove a director from office prior to the expiration of his or her term, but only for “cause” by an affirmative vote or two-thirds of the outstanding shares of capital stock entitled to vote for the election of directors.

C.     Shareholder Nominations of Director Candidates. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board at an annual or special meeting of shareholders may be made by or at the direction of the Board by any nominating committee or person appointed by the Board or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the procedures set forth in this paragraph C; provided, however, that nominations of persons for election to the Board at a special meeting may be made only if the election of directors is one of the purposes described in the special meeting notice required by Section 607.0705 of the Florida Business Corporation Act. Nominations of persons for election at annual meetings, other than nominations made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than One Hundred Twenty (120) days nor more than One Hundred Eighty (180) days prior to the first anniversary of the date of the Company’s notice of annual meeting provided with respect to the previous year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than 30 calendar days earlier than the date contemplated by the previous year’s proxy statement, such notice by the shareholder to be timely must be so received not later than the close of business on the tenth (10th) day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. Such shareholder’s notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director at the annual meeting, (i) the name, age, business address and residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the proposed nominee, and (iv) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice of nominees for election at the annual meeting, (i) the name and record address of the shareholder, and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder. The Corporation may require any proposed nominee for election at an annual or special meeting of shareholders to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the requirements of this paragraph C, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

D.     Amendments. Notwithstanding anything contained in these Amended and Restated Articles of Incorporation to the contrary, this Article VI shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of all capital stock entitled to vote for the election of directors.

ARTICLE VIII

The Corporation shall indemnify and may advance expenses to its officers and directors to the fullest extent permitted by law in existence either now or hereafter.

ARTICLE IX

A.     Call of Special Shareholders Meeting. Except as otherwise required by law, the Corporation shall not be required to hold a special meeting of shareholders of the Corporation unless (in addition to any other requirements of law) (i) the holders of not less than fifty (50) percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation’s secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held; or (ii) the meeting is called by the Board pursuant to a resolution approved by a majority of the entire Board. Only business within the purpose or purposes described in the special meeting notice required by Section 607.0705 of the Florida Business Corporation Act may be conducted at a special shareholders’ meeting.

B.     Advance Notice of Shareholder-Proposed Business for Annual Meeting. At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before the meeting by or at the direction of the Board, or (c) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than One Hundred Twenty (120) days nor more than One Hundred Eighty (180) days prior to the first anniversary of the date of the Company’s notice of annual meeting provided with respect to the previous year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than 30 calendar days earlier than the date contemplated by the previous year’s proxy statement, such notice by the shareholder to be timely must be so received not later than the close of business on the tenth (10th) day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. Such shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business. The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the requirements of this paragraph B, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

C.     Amendments. Notwithstanding anything contained in these Amended and Restated Articles of Incorporation to the contrary, this Article IX shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of all capital stock entitled to vote for the election of directors.

ARTICLE X

The name and address of the registered agent is:

Corporate Creations Network Inc.

11380 Prosperity Farms Road, #221E

Palm Beach Gardens, FL 33410

ARTICLES OF AMENDMENT

DESIGNATING

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

MEDNAX, INC.

(Pursuant to Section 607.0602 of the

Florida Business Corporation Act)

Pursuant to the authority granted to and vested in the Board of Directors (hereinafter called the “Board of Directors” or the “Board”) of Mednax, Inc., a corporation organized and existing under the Florida Business Corporation Act (hereinafter called the “Corporation”), in accordance with the provisions of the Corporation’s Articles of Incorporation, the Corporation hereby creates a series of Preferred Stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series A Junior Participating Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be fifty thousand (50,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 2,000 times the aggregate per share amount of all cash dividends, and 2,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 2,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in any other Articles of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)	declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)	declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)	redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)	redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Articles of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, and further provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 2,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 2,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

Section 10. Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class. At any time when there are no shares of Series A Preferred Stock outstanding, the number, designation, preferences and rights of the Series A Preferred Stock as set forth in these Articles of Designations may be amended by the Board of Directors in the manner provided in Section 607.0602 and as otherwise permitted under the Florida Business Corporation Act.

Section 11. Fractional Shares. The holder of any fractional share of Series A Preferred Stock issued by the Corporation shall have the proportional rights of a holder of a share of Series A Preferred Stock to the extent of the fractional amount issued. For example, a holder of one two-thousandth of a share of Series A Preferred Stock would have one two-thousandth of the rights of a holder of one share of the Series A Preferred Stock (e.g., the holder of one two-thousandth of a share would have one vote on matters subject to a vote of holders of the Series A Preferred Stock, as compared to a whole share which has 2,000 votes).